UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 7, 2008

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	225 West Wacker Drive Chicago, Illinois	60606
	(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.       Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on April 4, 2008.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; legal, regulatory, or political issues related to our data center in China; the potential impact of market volatility on revenue from asset-based fees; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we projected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Investor Questions and Answers: March 2008

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through March 5, 2008. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com, contact us via fax at 312-696-6009, or write to us at the following address:

Morningstar, Inc.
Investor Relations
225 West Wacker Drive
Chicago, IL 60606

Market Volatility

1.              In the past you have said that that volatility actually helps business to some extent as investors seek out more analytical tools.  My question is this—at what point does the market volatility and/or weakness no longer help but begins to hurt business?  Are we there yet?  If not under what scenario do you think we get there sooner rather than later?

In the past, our financial results haven’t shown a strong correlation with market movements. During both strong and weak periods for the equity markets (for example, the market correction in 2001 and 2002), we still had revenue growth. We should note, however, as our institutional clients often do, that past performance may not be indicative of future results. This may be especially true of Morningstar when considering the potential impact of market and economic factors on our revenue, as an increasing percentage of our business has shifted from individual investors to institutional clients.

Our revenue from asset-based fees, which has become a larger portion of our business, could be affected by a decline in the equity markets. In 2007, revenue from asset-based fees made up approximately 16% of our consolidated revenue and a greater percentage of our operating income as there are low incremental costs associated with this revenue. During periods of significant market volatility, net inflows into the portfolios on which we provide investment advisory services may decrease, or these portfolios may experience substantial declines in value. If the level of assets on which we provide investment advisory services goes down, we expect that our fee-based revenue would show a corresponding decline.

2.              What’s been the impact of continued volatility in the equity markets the last several months on each of your businesses?

As a general policy, we only discuss performance trends for previous periods that we’ve already reported on in our earnings press releases and SEC filings, so we’re not going to comment on performance trends for 2008.

3.              What about the institutional clients—given the problems at several large brokerages is it reasonable to assume that you may be seeing some incremental weakness from those clients particularly as it relates to say Morningstar Direct or say Advisor Workstation?

We didn’t see weakness from these clients in 2007; however, it is a risk in 2008 as the financial services sector attempts to address issues relating to the subprime mortgage crisis, uncertain credit markets, and a slowing economy.

4.              You have stated in the past that as you continue to grow you are going to see incremental pressure in terms of growing the top-line at historic growth rates just given the larger base—is that something that you think of as a an event that could potentially happen in the next few quarters or do you see that as potentially happening a couple of years out?

We don’t anticipate growth suddenly dropping off when we reach a certain revenue size, but it’s mathematically true that it’s more difficult to achieve high percentage growth rates from a larger base. So as our revenue base expands, it’s reasonable to expect growth to taper off to some extent. At the same time, it’s worth pointing out that our company is still relatively small compared with many others in the industry, and we see plenty of opportunities for continued growth.

5.              Do you think you have enough expense flexibility if revenue growth slows?  If revenue growth slows do you still think you have the ability to improve operating margins?

We’ve often said that we believe there’s an inherent operating leverage in our business. One disadvantage of this leverage is that it can also work in the opposite direction: Because our fixed costs are relatively high, it’s difficult to cut costs if revenue declines. We have some expense flexibility in areas such as bonus costs and incremental hiring, but it would likely be difficult to improve operating margins if revenue declined.

6.              Given the general weakness in asset values do you think that potential acquisition targets are more attractively priced today than in recent years?  What are some of the products that you would like to enhance your offering and a deal or two could help?  In terms of geography what are the markets that would make the most sense to expand, or to enter?

Because of the overall decline in asset values, it would be safe to say that some targets are more attractively priced than they used to be, but we also tend to be fairly price sensitive. We’re not going to comment about specific acquisition targets or areas of interest because it wouldn’t be in our best interest as a potential acquirer. We plan to continue with an opportunistic approach to acquisitions that fit our criteria.  In reviewing potential acquisitions, we plan to focus on transactions that:

•                  offer a good strategic fit with our mission of creating great products that help investors reach their financial goals;

•                  help us build our proprietary investment databases, research capabilities, technical expertise, or customer base faster and more cost effectively than we could if we built them ourselves; and

•                  offer a good cultural fit with our entrepreneurial spirit and brand leadership.

Salary Expense

7.              When are salary raises given?  On average, what percent are salaries up in 07 vs 06?

We don’t have a set schedule for salary increases, but many of our business units make salary adjustments in July. We don’t believe in giving fixed salary increases every year. Instead, we base salary increases on our assessment of the individual’s performance, contributions to our company, and the level of total compensation relative to total compensation paid for similar positions in the market. We haven’t disclosed information about the average percentage salary increase, but we can tell you that it varies quite a bit. Employees who receive promotions or change jobs within the company may receive larger salary increases, while many people may stay at the same salary level as the previous year.

For our executive officers, the compensation committee of the board of directors reviews base salaries each year at its meeting in November. Because the compensation committee believes that variable incentive pay should make up a large portion of each executive officer’s total compensation, adjustments to base salary are not made every year and when made are relatively modest.

In general, as our employees become more senior within the organization, we believe that variable incentive compensation should make up an increasing percentage of total compensation, and we place more emphasis on incentive compensation rather than increases in base salary.

Bonus Expense

8.              What was overall bonus expense in 07 and 06?

We incurred $52.0 million in bonus expense in 2007 and $38.3 million in 2006.

Organic Growth vs. Revenue from Acquisitions

9.              I am very excited to be shopping in a sector filled to the brim with great values. After I started researching Morningstar, I fell in love with the company. I think it is a great company with a wide moat. However, I am concerned that a lot of the inflated financials in the past have been due to non-organic growth. Aside from the Hemscott merger, what is the Morningstar strategy to maintain the current growth for the coming year, based on an initial drop in registration of consumer accounts resulting from market volatility?

Thanks for your nice words about our company. We’ll point out first of all that the majority of our past growth has been driven by organic growth rather than acquisitions. This has been the case even as we’ve become more active in making several acquisitions over the past couple of years, although revenue from acquisitions has become more important. In 2007, acquisitions contributed $44.2 million out of a total revenue increase of $119.9 million. In 2006, acquisitions contributed $36.4 million of revenue, compared with a total revenue increase of $88.1 million.

As far as maintaining growth, we’re continuing to focus on our four key long-term growth strategies, which are:

1.               Enhance our position in each of our three operating segments by focusing on our three major Internet-based platforms (Morningstar.com for individual investors, Morningstar Advisor Workstation for financial advisors, and Morningstar Direct for institutional investment research professionals);

2.               Become a global leader in funds-of-funds investment management;

3.               Expand the range of services we offer investors, financial advisors, and institutional clients (focusing on investment databases, equity research, hedge funds, retirement income, and investment indexes); and

4.               Expand our international brand presence, products, and services.

Insider Selling

10.       Another red flag might be the sell-off of shares by CEO [Joe] Mansueto and other members of Executive Management. Over the past couple of months, there seems to be a massive sell-off of company shares and options exercised. What should that tell me? I understand you cannot go into specifics about intentions, but can you put me at ease about a management sell-off?

We’ve previously disclosed that Joe plans to sell about 1% of his shares each quarter or about 4% per year. He has adopted a 10b5-1 trading plan as a mechanism for making these sales. Even after adopting this plan, however, Joe retains a significant ownership position in Morningstar and owned about 63% of our outstanding shares as of December 31, 2007.

Several other senior managers and executive officers have also adopted 10b5-1 trading plans or other selling programs. Many of these individuals have been with our company for long periods of time and hold a significant portion of their personal wealth in Morningstar stock or other equity instruments. Even after accounting for the selling activity, these employees continue to hold substantial equity positions in Morningstar.

Negative Halo of Credit Rating Agencies

11.       Do you believe the negative halo of credit rating agencies will impact you at all?

Because we’re not currently in the credit rating business, we don’t believe this “negative halo” will be hovering over our heads. If anything, we think some of the problems the credit rating agencies have had tend to underscore the need for independent research, which would be a positive for us.

Consulting Services in Singapore

12.       Will the entire Singapore pension fund assets now be in Morningstar’s AUM [assets under management] for investment consulting?  If not, how much?

No. The figures we report for assets under advisement and assets under management are currently based on our U.S. consulting businesses. We recently signed an agreement in Singapore to provide consulting and fund evaluation services for Singapore’s Central Provident Fund Investment Scheme, which is a smaller component of the total Central Provident Fund pension program. Our fee is not based on assets under advisement but is instead based on the number of funds we evaluate.

Effective Tax Rate

13.       What is the tax rate going forward?

It’s tough to pin down a number for our tax rate in any given period because it can vary based on several different factors, including U.S. state income taxes, the reported income or loss of our non-U.S. entities, and our evaluation of the realizability of their net operating losses; the impact of specific tax planning strategies; and the impact of incentive stock options and other equity incentives. We anticipate that our effective income tax rate will continue to fluctuate related to the creation or reversal of valuation allowances for our non-U.S. operations as well as to changes in unrecognized tax benefits.

Stock Split

14.       Congratulation on year after year success of your company and what a fantastic run have had the share of MORNINGSTAR, INC. since January of 2005. I would also like to take this opportunity to suggest a possible 3/1 stock split of MORNINGSTAR, INC. shares.

First, as a stock price skyrockets, some people will be psychologically unwilling to pay that “high price” so a stock split brings the shares down to a more “attractive” level. Again, the intrinsic value has NOT changed, but the psychological effects may help the stock. Second, a stock split generally occurs in the face of new highs for the stock. Thus, it’s an event dripping with positive connotations and associations. . . it’s makes bulls snort and roar to suddenly have “twice as many shares” as they started with, for example. Third, and final, with lower-priced shares, a stock’s LIQUIDITY increases, often reducing the BID/ASK SPREAD and making it easier to trade. This is always good.

Many companies within your sector of business or outside of your sector have done split and their stock price have benefited tremendously. I think a stock split of 3/1 would be highly profitable to the owners and share holders of MORNINGSTAR, INC.  for 2008-2009 and beyond.

Thanks for your kind words. While it may or may not be true that stock splits have some sort of positive psychological impact in the market, we don’t currently think it would have an appreciable effect on shareholder value, and we don’t currently have any plans for a stock split.

Individual Segment

Morningstar Equity Research

15.       In Q407, Did equity research grow as fast as the segment internal growth rate?  How many institutional clients did you have in equity research as of 12/31/07?  How many institutional clients did you have outside of the wall street settlement as of 12/31/07?  How many institutional clients did you add in FY07?

Yes, our equity research grew as fast as the internal segment growth rate in the fourth quarter of 2007 (actually a bit faster). We’re not disclosing the number of clients we have in this area because we generally don’t provide information on the number of institutional clients for specific products and services, but we continue to work on expanding our equity research business through several different channels, including buy-side firms and financial advisory firms.

16.       I have some questions regarding the Global Analyst Research Settlement.  Mostly, how much, in terms of percent of total revenue, does it account for?

The independent equity research we’re providing to six investment banks under the terms of the Global Analyst Research Settlement accounted for approximately 5% of our consolidated revenue in 2007.

Internet Advertising Sales

17.       Did advertising revenue grow in Q407?  If so, did it grow as fast as the Individual segment in the quarter?

Yes, our advertising revenue increased in the fourth quarter, and the growth rate was faster than the overall segment growth rate.

Newsletters and Other Publications

18.       Did the publications piece of the Individual segment grow in Q407?  If so, did it grow as fast as the individual segment?

Yes, our publications business grew during the fourth quarter, with growth mainly from Aspect Huntley. Taken as a whole, however, the growth rate for publications was lower than the Individual segment’s growth.

19.       Have you seen any softness thus far from Individual subscribers? What’s been the impact on Morningstar.com Premium service?

For full-year 2007, the growth rate in Morningstar.com Premium memberships was 8.7%—slightly lower than the annual growth rate over the previous few years. Again, we don’t comment on results or expectations for current or future periods.

Advisor Segment

20.       What was the average revenue per user for Advisor Workstation in Q407?  How many users are tools only and how many users are under site licenses?

In the fourth quarter of 2007, average revenue per user was about $260. About three-fourths of Advisor Workstation users are tools-only, and the remainder is under full-site licenses.

21.       What was the average revenue per user for Principia subscribers in Q407?  What effect did the new modules have on the average revenue per user in 07?  Do you expect to launch new modules in 08?

Our average revenue per user was about $1,260 per year in the fourth quarter of 2007, which was roughly $100 higher than the same figure in the fourth quarter of 2006. The two new modules we introduced in 2007 (Asset Allocation and Presentations & Education) increased the amount of per-user revenue. We don’t currently have any plans to introduce new modules in 2008.

Morningstar Managed Portfolios

22.       How many of your managed portfolios in the managed portfolio assets [program] beat their benchmarks in Q407?  How many of your portfolios beat their benchmarks in FY07?

In 2007, 15 of the 16 main asset allocation portfolios beat their corresponding blended benchmarks for the full year, and 12 of them beat the blended benchmarks in the fourth quarter. Our portfolios overweighted growth and large-cap stocks last year, both of which did well.

23.       How much of growth of the assets under management for managed portfolios was inflows from existing clients vs new clients year over year?

Assets benefited from market appreciation and inflows from existing clients, but the majority of asset growth was driven by growth in new clients. For managed portfolios, we extended our reach to about 1,500 advisors (up 19%) and 14,000 client accounts (up 25%) during 2007.

Institutional Segment

24.       How much of the operating costs in this segment are fixed vs variable?

Most of the operating costs in this segment are fixed. There’s typically little to no variable cost involved in expanding our business in this area, particularly for our data and consulting businesses.

25.       What are the services you provide large organizations such as Fidelity, MetLife, Nationwide, Prudential etc.?

We provide a variety of research, tools, and investment advice services to large clients such as the ones you mention, including Investment Consulting, which focuses on investment monitoring and asset allocation for funds of funds, including mutual funds and variable annuities; Licensed Data; Retirement Advice, including online advice for retirement plan participants as well as managed retirement accounts; institutional software platforms, including Morningstar Direct, Morningstar EnCorr, and Morningstar Workstation for institutions; and Licensed Tools and Content, a set of online tools and editorial content designed for institutions to use in their Web sites and software.

26.       I am trying to assess risk within your operating business by determining client concentration within your fastest growing business segment.  Can you please tell me (firstly) the revenue and net income rank between the following businesses:  managed portfolios; licensed data; managed retirement accounts; and investment consulting (including Morningstar Assoc & Ibbotson Assoc); and how many partner firms each segment works with (to the most detail you can)? Also what is the fee structure difference between directly managed assets and assets under advisement (sub-advisory role)?

One of the products you mentioned (Managed Portfolios) is part of our Advisor segment, but the remaining ones are included in the Institutional segment. We haven’t disclosed product-level revenue for all of these products because we only provide that level of detail for our top five products, and we haven’t disclosed any information on net income at the product level. In our annual report on Form 10-K, however, we list the products within each segment in order of revenue. Ranked in order of size, the largest products in the Institutional segment are:

•                  Investment Consulting

•                  Licensed Data

•                  Retirement Advice (which includes online advice and managed retirement accounts)

•                  Morningstar Direct

•                  Morningstar Workstation for institutions

•                  Licensed Tools and Content

•                  Morningstar EnCorr

We haven’t disclosed the number of clients we have in each area, but overall, we have relationships with approximately 2,400 institutional clients. Our largest client within the Institutional segment made up about 9% of segment revenue in 2007.

Regarding the last part of your question, our fees are generally higher for assets that we directly manage as opposed to those where we serve as a portfolio consultant. However, the fees on these accounts are customized by client and vary depending on the level of service we provide, the size of the asset base under management or advisement, and other factors. The specific fee level is unique to each client situation.

27.       I would like to know the total amount of “assets under management” advised by Morningstar through your Managed Portfolios and managed retirement account services businesses.

As of December 31, 2007, we had $2.2 billion in assets in our Managed Portfolios program and $13.7 billion in the managed retirement accounts we offer through our Retirement Advice businesses.

Investment Consulting

28.       What percentage of assets growth YTD has been market related versus net inflows?  Can you describe the pipeline for new assets versus say a quarter ago, and a year ago?

It’s not clear from your question if you’re asking about asset growth in 2007 (which we’ve already disclosed) or for the year to date so far in 2008. Because as a policy we don’t disclose intra-quarter asset levels, we’ll assume it’s the former. A large percentage of our asset growth in 2007 was driven by net inflows into these portfolios. To quantify this a bit more, the equity market as a whole rose by about 6% in 2007, while the fixed-income market had a total return of about 7%. Total assets under advisement in our Investment Consulting area (including assets from Morningstar Associates and Ibbotson Associates) increased by about 76%. The large majority of that growth was driven by net inflows, although market-related appreciation also made a positive contribution.

We’re not comfortable talking about our pipeline for new assets because that would be a type of forecast for this business, which we’re not planning to give out.

29.       How much of growth of the assets under advisement for investment consulting was inflows from existing clients vs new clients year over year?

The majority of the growth in assets under advisement was driven by net inflows from existing clients and, to a lesser extent, portfolio appreciation related to overall market performance.

30.       Is there a typical client size in this business? Why would a large mutual fund or a large bank come to you for these services—I assume they have the expertise in-house.

The size of our clients in this area varies. For the Investment Consulting services we provide through Morningstar Associates, we tend to focus on a small number of large client relationships, and we typically work with larger organizations. With Ibbotson Associates, we work with clients ranging from small to large.

Several of our major Investment Consulting clients are large insurance companies. Despite their size, some of these firms either don’t have internal asset management divisions or choose to outsource a portion of their asset management function to an outside firm. In other cases, some of the firms you mentioned may have in-house expertise, but choose to work with an outside provider to get an independent perspective as well as provide access to a larger number of investment options for their clients.

31.       What’s the mix of assets under advisement in ‘Investment consulting’ in terms of equity, fixed income, and liquidity assets?  Can you give us an idea as to the basis points earned on the type of assets? What proportion of revenues in this business are related to ‘initial’ consulting type services like investment design, asset allocation services etc.  versus ongoing monitoring and asset management?  In other words I am trying to get a feel for revenues that are sensitive to market movements.

Your question asks about many different things, but we might be able to get at your main area of concern by just answering the last portion. We estimate that about 16% of our consolidated revenue in 2007 was based on asset-based fees, so this is the amount of revenue that’s most directly tied to market movements.

Retirement Advice

32.       How much of growth of the assets under management for managed retirement accounts was inflows from existing clients vs new clients year over year?

Nearly all of the growth of assets under management for managed retirement accounts was driven by net inflows from existing clients and, to a lesser extent, portfolio appreciation related to overall market performance.

Morningstar Direct

33.       Who do you compete with in the Morningstar Direct business?

For Morningstar Direct, our competitors are Bloomberg, eVestment Alliance, FactSet Research Systems, Informa, Lipper, Mercer, MPI Stylus, PerTrac, Strategic Insight, Wilshire, and Zephyr Management.

34.       What was the average revenue per Morningstar direct license in Q407, FY07, Q406, and FY06?

We haven’t compiled data about average quarterly revenue for Morningstar Direct, but on an annual basis, average revenue per user was about $8,500 per user as of year-end 2007, compared with about $8,200 as of year-end 2006. Although we didn’t increase the price for this product in 2007, a few large clients were renewed at the current pricing structure as opposed to lower legacy pricing, thus increasing the average per user price.

Licensed Data

35.       In the licensed data business—what exactly is the nature of data that you provide some of the large finance-related websites such as Yahoo! Finance and/or Google Finance etc.?  In other words, how many of your 10 core databases do these major websites use and can you list the core databases?  Are there additional opportunities to license data use by some of the existing clients, and what percentage of growth has been coming from existing clients?

To date, much of the Licensed Data we provide to financial Web sites and other media outlets has been from our mutual fund database, but we continue to expand the range of databases that we license to various clients. For example, we recently announced a new agreement with The Wall Street Journal Online that involves a variety of data and tools on international and offshore funds as well as exchange-traded funds.

In some cases, clients take multiple database packages, including global data. Google is an example of this type of client. Yahoo!, on the other hand, licenses three of our databases, so it varies based on client needs.

We believe we have one of the broadest and deepest datasets in the industry. There is potential to sell additional other databases to existing clients, and this has been a significant driver of revenue growth for us in the past.

36.       I know you have touched upon this in the 10-K but can you provide additional details on how do you get paid in this business? What is the typical revenue per customer in this business and how much revenue do the top three constitute as a percentage of licensed data revenues?

Pricing for Licensed Data is based on the number of funds or other securities covered, the amount of information provided for each security, the number of data universes covered, and the level of distribution.

There is a wide range of revenue per customer in this business. We have some clients who receive small amounts of data and other clients with much larger contract values. We also have a large number of licensed data clients globally, so we don’t view this revenue as being overly concentrated.

37.       In addition to some of the financial websites what type of companies do you typically license data for use?

We license our data to asset managers, broker-dealers, banks, insurance companies, consultants, redistributors, and media clients.

38.       Who do you compete with in the business particularly where you provide data to financial websites?

We mainly compete with Lipper, Bloomberg, Thomson-Reuters, and Standard & Poor’s. We also now compete with multiple providers of stock data.

39.       What is the opportunity for this [Licensed Data] business globally?

Based on data from Veronis Suhler Stevenson, we estimate that the total market size for investment research and information was about $23.2 billion in 2007.

40.       Excluding the acquired S&P business, did the licensed data piece of the segment grow?  What was the average revenue/customer in licensed data in 06 and 07 excluding the acquired S&P business?

Yes, our Licensed Data business has continued to grow, with revenue growth both from organic growth and additional revenue from acquisitions. Again, we’ve not disclosed average revenue per customer for this business, but it typically expands over time as we continue to broaden the range of data we provide.

Morningstar Indexes

41.       Can you give some idea on the size of the ‘Morningstar Indexes’ business and how fast it’s been growing?  Do you think of this business as an important contributor to future growth?  Seems like MSCI has been very successful in growing this business—what are the challenges you face in replicating their success?

Right now, our market indexes are a relatively new but growing part of our business. This area has been growing quickly, but it’s one of the smaller products within our Institutional segment. We do think this area will be an important contributor to future growth, and we’ve identified it as one of our five key areas of focus (along with investment databases, equity research, hedge funds, and retirement income) as we continue expanding our range of products and services. The main challenges we face in this area are building greater awareness of Morningstar as an index provider and achieving scale. It takes time to do those things, but we think this area is a logical extension of our work in investment research and data.

Morningstar Japan K.K.

42.       Please describe the business relationship between Morningstar and the publicly-listed firm, Morningstar Japan. Specifically, I’d like to understand what rights Morningstar Japan has to brands, products, and services from the US firm. For what period does MJ have those rights and what are the ongoing economics of this relationship to the US firm.

I’d also like to understand what Morningstar’s options are for the ~30% ownership stake in MJ. As part of that question, please describe the relationship between Morningstar and Softbank with regards to Morningstar Japan.

We own approximately a 35% interest in Morningstar Japan K.K. (MJKK), a publicly traded Japanese corporation in which an affiliate of Softbank owns approximately a 50% interest. We have a license agreement with MJKK under which we license it some of our financial information, products and services, database systems, and trademarks. As with our other affiliated companies outside of the United States, we provide MJKK with the rights to the Morningstar name and logo and with access to certain of our products and technology.

MJKK is responsible for developing marketing plans tailored to meet the specific needs of Japanese investors and working with Morningstar’s data collection and development centers to create and maintain databases, develop new products, and enhance existing products.

The license agreement between Morningstar and MJKK has a perpetual term but is subject to termination in certain circumstances (e.g., the material, uncured breach of either party).  In most cases, if we terminate a subsidiary’s license agreement—usually, because we’ve dissolved it or merged it into another company—all usage rights granted by us immediately terminate. MJKK, however, has the right to continue to use our intellectual property for up to one year after termination of its license agreement unless the termination is caused by MJKK’s breach. We always retain ownership of all in all products, technology, trademarks, etc., licensed to any of our affiliated companies. However, unlike in most of our affiliate license agreements in which we also retain a 100% interest in all products created by the affiliate, Morningstar and MJKK each maintains a joint, undivided ownership interest in the Japanese-language products created by MJKK using Morningstar products or technology. This joint ownership ends when the license agreement terminates. At that point, all rights, title, and interest in these jointly developed products would revert solely to Morningstar.

As far as the ongoing economics of this relationship, we include it in our equity in net income of unconsolidated entities, which includes our portion of the net income (loss) of MJKK, Morningstar Korea, Ltd., Morningstar Danmark A/S, and Morningstar Sweden AB. In both 2007 and 2006, equity in net income of unconsolidated entities was primarily from our equity earnings from MJKK. In 2006, MJKK recorded a gain related to the sale of shares in a subsidiary’s initial public offering. Our share of the pre-tax gain was approximately $1.0 million.

We also provide information about the book value and market value of our investment in Morningstar Japan in our financial statements. The book value of our investment in MJKK totaled about $17.5 million and $16.7 million as of December 31, 2007 and 2006, respectively. The market value of our investment in MJKK was approximately Japanese Yen 5.4 billion (approximately $48.0 million) as of December 31, 2007 and Japanese Yen 10.2 billion (approximately $85.5 million) as of December 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: March 7, 2008	By:	/s/ Richard Robbins
	Name:	Richard Robbins
	Title:	General Counsel and Corporate Secretary